FEE REDUCTION AGREEMENT

	AGREEMENT effective as of November 1, 2016, between Eaton Vance Management (the "Adviser") and Parametric
Portfolio Associates LLC (the "Sub-Adviser") with respect to Eaton Vance Mutual Funds Trust ("Trust") on behalf of Parametric
Dividend Income Fund ("Fund").

	WHEREAS, the Adviser has entered into an Investment
Sub-Advisory Agreement ("Sub-Advisory Agreement") with the
Sub-Adviser, which Investment Sub-Advisory Agreement provides that the Sub-Adviser shall be entitled to receive an asset-based fee payable at specified rates;

       WHEREAS, the Adviser has agreed with the Sub-
Adviser and the Board of Trustees of the Trust to reduce the investment sub-advisory fee rates as described below; and

	WHEREAS, the Adviser and the Sub-Adviser wish to memorialize the foregoing in writing;

	NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Notwithstanding any provisions of the Sub-Advisory
Agreement to the contrary, the Adviser will reduce the sub-advisory fee in accordance with the fee schedule included as Appendix A.

2.	This Agreement only may be terminated or amended
upon the mutual written consent of a the Adviser and the Sub-Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the "Independent Trustees") and; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent
Trustees.

3.	This instrument is executed under seal and shall be
governed by Massachusetts law.

       IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.


	EATON VANCE MANAGEMENT


						By:
/s/ Maureen A. Gemma

	Maureen A. Gemma

	Vice President

	PARA
METRI
C
PORTF
OLIO
ASSO
CIATE
S LLC


						By:
/s/ Christine Smith
       Christine Smith

       Chief Administrative Officer


APPENDIX A
SUB-ADVISORY FEE REDUCTION SCHEDULE
 (Effective as of November 1, 2016)


The Sub-Adviser's asset-based sub-advisory fee is reduced and computed as follows:

Average Daily Net Assets for the Month	Annual Fee Rate
					(for each level)
Up to $1 billion			0.12500%
$1 billion but less than $2.5 billion	0.11875%
$2.5 billion but less than $5 billion	0.11250%
$5 billion and over			0.10875%